ValueVision Media Fails To Hold Special Meeting In Accordance With Minnesota Law, Says Clinton Group

Clinton Group Says Failure Is A "Blatant Effort By the Directors to Avoid the Judgment of Shareholders"

NEW YORK, Feb. 3, 2014 /PRNewswire/ -- Clinton Group, Inc., which together with its affiliates and members of its group ("Clinton Group"), owns more than 9% of the outstanding stock of ValueVision Media, Inc. (Nasdaq: VVTV) ("ValueVision" or the "Company"), today criticized the ValueVision Board of Directors (the "Board") for failing to organize a Special Meeting of Shareholders (a "Special Meeting") by February 2, 2014, as Clinton Group believes was required under Minnesota law and the Company's Bylaws.

In November, as was its right under Minnesota corporate law, the Clinton Group filed a notice with the Company calling for a Special Meeting to be held within ninety days to consider various proposals to improve the Company's governance and to replace a majority of the Board. Ninety days passed on Sunday and no such Special Meeting was held.

"The ValueVision Board has sought to hide behind various irrelevant technicalities in refusing to permit shareholders to vote in a timely way," said Gregory P. Taxin, President of the Clinton Group. "This blatant effort to delay the inevitable and tilt the playing field is an example of the worst sort of Board entrenchment imaginable. We do not believe our fellow owners will take this affront to shareholder rights lightly."

The Clinton Group sent ValueVision a letter today criticizing the Board for failing to call a timely meeting and failing to permit shareholders to vote on the Clinton Group's proposals. The Clinton Group indicated that it will pursue its proposals at the Company's next Annual Meeting of Shareholders, which is scheduled to be held in June.

A complete copy of the Clinton Group's letter is below:

[Clinton Group Letterhead]

February 3, 2014

Mr. Randy S. Ronning
Chairman
ValueVision Media Inc.
6740 Shady Oak Road
Eden Prairie, MN  55344

                Re:         ValueVision Media's Manipulation of the Shareholder Franchise

Dear Mr. Ronning:

Clinton Group, Inc., its affiliates and members of its group (the "Clinton Group") are the second largest owner of the ValueVision Media Inc. (the "Company" or "ValueVision").

As was our right under Minnesota law, as a 10% shareholder, we filed paperwork with the Company - more than 300 pages in all - seeking a Special Meeting of Shareholders to consider several proposals we have for our fellow owners. In particular, as you know, we were seeking the removal of a majority of the

Board of Directors (the "Board") and the election of seven independent and highly qualified nominees (the "Nominees"). We also proposed several improvements to the Company's corporate governance.

Minnesota law is clear. When faced with such a request by a suitably large group of investors, the Board of Directors is to call a meeting within 90 days. That period elapsed yesterday, and yet there has been no meeting.  Instead, faced with a referendum on its own tenure, the Board has dragged its feet by hiding behind irrelevant technicalities and selected a distant date most suitable and advantageous for the incumbent directors, in violation of binding Minnesota law.

Your offer to hold the Special Meeting on March 14 was undoubtedly engineered by the craftiest of the seven professional advisory firms you had the Company hire to help you and your fellow directors avoid a plebiscite on the Board's performance. The Company's Fourth Quarter is traditionally the most important quarter of the year. It appears to us that your extra-legal scheduling of the Special Meeting for March 14 was calculated to allow management to release Fourth Quarter results (if they are helpful to the Board's cause) or not release them (if those results continue the disappointing pattern of financial under-performance etched over the last five years). We note that in the prior four years, the Company has released its Fourth Quarter results on March 6, March 15, March 17 and March 26, providing the Board ample cover for releasing or not releasing results prior to the putative Special Meeting.

Moreover, as you know, one of the Board's most qualified and respected directors, Robert Pick, recently resigned from the Board. We had hoped Mr. Pick, who represented the Company's largest shareholder, Comcast, would continue to serve alongside our proposed Nominees. In light of his resignation, we sought to modify our proposals, leaving in place other incumbent directors to ensure the business has the benefit of continuity among the Board even as most of the Board is replaced by more experienced and qualified directors from our slate. But no. Despite the improperly delayed meeting (and the intervening resignation of Mr. Pick), you and your fellow directors have refused to allow us to modify our proposals to ensure shareholders can achieve an optimal outcome. (So now, even though you deemed our original proposals technically improper, you are insisting that we propose them rather than the modified versions we actually want to put in front of our fellow shareholders in light of the change in Board composition that occurred while you delayed the meeting. Oh, what a tangled web you weave!)

In summary, the Board has offered to hold a meeting on a date outside of the law's requirements (to your own advantage) to consider stale proposals the propounding shareholder no longer advocates.

We do not believe our fiduciaries should be gaming shareholders in this way.

Since you have forced shareholders to wait this long – jeopardizing further the possibility of a successful turnaround by a new Board – shareholders should at least have the benefit of full year 2013 results, the Company's annual report, and time to consider (and receive proxy advisory recommendations) on these materials before voting. And, shareholders should be permitted to consider proposals that are crafted in light of circumstances (i.e. Mr. Pick's resignation) that have changed since November, when we made our original proposals.

We understand that the directors enjoy their unusually lucrative Board positions, but that is no reason to deny shareholders their rights under the law. Mr. Ronning, you in particular, suffer from a stark conflict of interest in these matters. Your compensation as Chairman of the Company is wildly outsized at $413,000 last year; indeed your pay was up 30% year-over-year, was paid mostly (70%) in cash, was twice as high as the average HSN director and was nearly double that of the average Fortune 500 director, according to the Company's own compensation advisor.

While you undoubtedly desire to retain this plum assignment, public shareholders have a different interest: we seek directors who can execute the role of overseeing strategy and management with independence and prowess. With ValueVision's stock flat over the past three years (while HSN has doubled in value and the Russell 2000 is up 41%), we believe shareholders should be given a fair opportunity to choose different directors.

But the Board has insisted on a tilted playing field in which it sets the rules, irrespective of controlling law, to further, we believe, the directors' own desire to remain on the Board. You have cleverly attempted, in our view, to push the Special Meeting to March 14 to gain an information advantage over the shareholders and treat them as your objects rather than properly regarding yourself as their fiduciary. Most recently, the directors have taken it onto themselves to decide which proposals we are permitted to put before our fellow shareholders, in an effort to ensure those proposals are not optimal.

We will not play on such a field because we will not condone such seemingly blatant efforts by our fiduciaries to serve their own interests. We therefore intend to bypass your sua sponte Special Meeting and its stale version of our proposals.

That being said, we are immensely grateful for all the support we have received from our fellow shareholders and from current and former employees and vendors. There is a clear pattern that emerges from the dozens of communications we have had with this latter group: the Company is saddled with a dysfunctional corporate culture and management structure, replete with bullying, arbitrary decision making, a lack of vision, an inability to plan, coarse language, internal dissension, high turnover and management cliques. While the picture painted by those intimately familiar with the Company's operation is deeply troubling, it also emboldens our view that the wounds shareholders have suffered (e.g. just two profitable quarters since Mr. Stewart took the helm 19 quarters ago) have been inflicted by poor management (and even worse strategic decision making), which can be rectified with the appropriate change in personnel.

Mr. Ronning, while we will not show up to your Special Meeting, we also will not relent in our efforts to rectify the Company's lack of strategic vision and management and Board talent. No amount of sleight-of-hand and manipulation of the shareholder franchise by the incumbent Board will prevent the shareholders from achieving the changes required to optimize performance and enhance value.

It is just a matter of time, Mr. Ronning. On that score, we look forward to seeing you at the Company's Annual Meeting in June.

Sincerely,

//s//

Gregory P. Taxin
President

cc:           Board of Directors, ValueVision Media

Clinton Group, Inc. and certain of its affiliates, officers and employees intend to make a preliminary filing with the United States Securities and Exchange Commission ("SEC") of a proxy solicitation statement to be used to solicit proxies for the removal of a majority of the directors from the Board, the expansion of the size of the Board and the election of new individuals to the Board, among other things.

This communication is not a proxy solicitation, which may be done only pursuant to a definitive written proxy statement.

About Clinton Group,Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CHANNEL COMMERCE

PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON"), CANNELL CAPITAL LLC, TRISTAN OFFSHORE FUND, LTD., TRISTAN PARTNERS, L.P., CUTTYHUNK II FUND LLC, TONGA PARTNERS, L.P. AND J. CARLO CANNELL (COLLECTIVELY, "CANNELL") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. ("VALUEVISION") IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF VALUEVISION. ALL STOCKHOLDERS OF VALUEVISION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION BY CLINTON, CANNELL, THOMAS DAVID BEERS, DORRIT M. BERN, MARK BOZEK, MELISSA B. FISHER, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (COLLECTIVELY, THE "PARTICIPANTS") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF VALUEVISION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON NOVEMBER 5, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400 or Bruce H. Goldfarb/Lydia Mulyk, Okapi Partners LLC, +1-212-297-0720.